     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 29, 2001
                                                      Registration No. 333-57858

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------


                    CHARLES E. SMITH RESIDENTIAL REALTY, INC.
             (Exact name of Registrant as specified in its charter)

            Maryland                                          54-1681655
   (State of Incorporation)                                (I.R.S. Employer
                                                          Identification No.)

                               2345 Crystal Drive
                     Crystal City, Arlington, Virginia 22202
                                 (703) 920-8500
               (Address, including zip code and telephone number,
                 including area code, of Registrant's principal
                               executive offices)
                            ------------------------

                                  W. D. Minami
                                    President
                    Charles E. Smith Residential Realty, Inc.
                               2345 Crystal Drive
                     Crystal City, Arlington, Virginia 22202
                                 (703) 920-8500
          (Name and address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------

                                   Copies to:

                          J. Warren Gorrell, Jr., Esq.
                            Bruce W. Gilchrist, Esq.
                             Hogan & Hartson L.L.P.
                           555 Thirteenth Street, N.W.
                           Washington, D.C. 20004-1109
                                 (202) 637-5600
                            ------------------------

APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: From time to time after this Registration Statement becomes effective, as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|.

                            ------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

THIS POST-EFFECTIVE AMENDMENT NO. 1 IS BEING FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE PURPOSE OF UPDATING THE INFORMATION CONTAINED IN THE PROSPECTUS TO INCORPORATE BY REFERENCE ADDITIONAL SECURITIES EXCHANGE ACT FILINGS AND TO UPDATE OTHER INFORMATION CONTAINED IN THE PROSPECTUS.

                             SUBJECT TO COMPLETION, DATED AUGUST 29, 2001

[CHARLES E. SMITH LOGO]

                               CHARLES E. SMITH RESIDENTIAL REALTY, INC.

                                  355,569 SHARES OF COMMON STOCK
PROSPECTUS




                      The persons listed herein may offer and sell from time to
                  time up to 355,569 shares of our common stock under this prospectus. We refer to these persons as the selling shareholders. Our registration of the offered shares does not mean that any of the selling shareholders will offer or sell any of the offered shares. We will receive no proceeds of any sales of the offered shares by the selling shareholders.


                      The selling shareholders may sell the offered shares in
                  public or private transactions, on or off the New York Stock Exchange, at prevailing prices or at privately negotiated prices. The selling shareholders may sell the offered shares directly or through agents or broker-dealers acting as principal or agent, or in a distribution by underwriters.


                      Our common stock is listed on the New York Stock Exchange
                  under the trading symbol "SRW."


                      CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 4 IN
                  THIS PROSPECTUS FOR FACTORS THAT ARE RELEVANT TO AN INVESTMENT IN THE COMMON STOCK. THERE ARE ALSO RISKS ASSOCIATED WITH OUR PROPOSED MERGER WITH ARCHSTONE COMMUNITIES TRUST. SEE "RISKS ASSOCIATED WITH THE PROPOSED ARCHSTONE MERGER" BEGINNING ON PAGE 7.

                                  ------------------------------

                      The information contained in this prospectus is not
                  complete and may be changed. We may not sell these securities until the registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This prospectus is neither an offer to sell nor a solicitation of an offer to buy these securities in any state where the offer or sale is unlawful.


                      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY
                  STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                                 AUGUST __, 2001

                                TABLE OF CONTENTS

                                                                                    PAGE
                                                                                    ----
PROSPECTUS SUMMARY.................................................................   1
    Forward-Looking Information....................................................   1
    The Company....................................................................   1
    Recent Developments............................................................   2
    The Offered Shares.............................................................   3
    Important Risks in Owning Our Common Stock.....................................   3
    Tax Status of the Company......................................................   3
RISK FACTORS.......................................................................   4
    Some of Our Policies May Be Changed Without a Vote of Shareholders.............   4
    Provisions of Our Charter Could Inhibit Changes of Control.....................   4
    Our Ability to Issue Preferred Shares Could Inhibit Changes of Control.........   4
    Maryland Law Limits Changes of Control.........................................   4
    We Have Adopted a Shareholder Rights Plan Which Could Delay or Prevent a
        Change of Control..........................................................   5
    We Have a Share Ownership Limit................................................   5
    The Large Number of Shares Available for Future Sale Could Adversely Affect
        the Market Price of Our Common Stock.......................................   5
    Changes in Market Conditions Could Adversely Affect the Market Price of Our
        Common Stock...............................................................   5
    Our Earnings and Cash Distributions Will Affect the Market Price of Our Common
        Stock......................................................................   5
    Market Interest Rates and Low Trading Volume May Have an Effect on the Value
        of Our Common Stock........................................................   6
    We Believe, but Cannot Guarantee, that We Qualify as a REIT....................   6
    Our Failure to Qualify as a REIT Would Have Serious Adverse Consequences.......   6
    We May Need to Borrow Money to Qualify as a REIT...............................   6
    We Are Subject to Some Taxes Even If We Qualify as a REIT......................   6
    Holders Will be Subject to the Operational Risks of Our Business...............   6
    Risks Associated with the Archstone Merger.....................................   7
DESCRIPTION OF CAPITAL STOCK.......................................................   9
    General Rights of Common Stock.................................................   9
    Preferred Shares...............................................................   9
    Classification and Removal of Board of Directors;
        Other Provisions...........................................................  11
    Special Statutory Requirements for Certain Transactions........................  11
    Restrictions on Transfer; Excess Stock.........................................  12
    Transfer Agent and Registrar...................................................  14
REGISTRATION RIGHTS................................................................  14
SELLING SHAREHOLDERS...............................................................  14
FEDERAL INCOME TAX CONSIDERATIONS..................................................  16
    Taxation of the Company........................................................  16
    Tax Aspects of Our Investments in Smith L.P....................................  23
    Tax Aspects of Our Investments in the Property Service Businesses..............  24
    Sale of the Properties.........................................................  24
    Taxation of Taxable Domestic Shareholders......................................  24
    Taxation of Tax-Exempt Shareholders............................................  26
    Taxation of Non-U.S. Shareholders..............................................  27
    Backup Withholding Tax and Information Reporting...............................  29
    State and Local Taxes; District of Columbia Unincorporated Business Tax........  30
PLAN OF DISTRIBUTION...............................................................  32
WHERE YOU CAN FIND MORE INFORMATION................................................  33
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE....................................  33
EXPERTS............................................................................  34
LEGAL MATTERS......................................................................  34


                               PROSPECTUS SUMMARY

     THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. IT IS NOT COMPLETE AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THIS COMMON STOCK OFFERING, YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE RISK FACTORS AND FEDERAL INCOME TAX CONSIDERATIONS.

FORWARD-LOOKING INFORMATION

         THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND THE INFORMATION INCORPORATED BY REFERENCE INTO THEM INCLUDE FORWARD-LOOKING STATEMENTS. WHEN USED, THE WORDS "BELIEVES", "ANTICIPATES", "EXPECTS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS INDICATE THAT ASSUMPTIONS HAVE BEEN USED THAT ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL FINANCIAL RESULTS OR MANAGEMENT PLANS AND OBJECTIVES TO DIFFER MATERIALLY FROM THOSE PROJECTED OR EXPRESSED HEREIN, INCLUDING:

o OUR ABILITY TO SUCCESSFULLY CONSUMMATE OUR PROPOSED MERGER WITH ARCHSTONE COMMUNITIES TRUST ON THE TERMS DESCRIBED HEREIN OR OTHERWISE;

o THE EFFECT OF THE PROPOSED MERGER WITH ARCHSTONE COMMUNITIES TRUST ON OUR BUSINESS, INCLUDING THE FACTORS DISCUSSED UNDER THE HEADING "RISK FACTORS" IN ARCHSTONE COMMUNITIES TRUST'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000;

o THE EFFECT OF NATIONAL AND REGIONAL ECONOMIC CONDITIONS, PARTICULARLY WITH REGARD TO THE LEVELS OF MULTIFAMILY PROPERTY OCCUPANCY AND RENTAL GROWTH IN THE WASHINGTON, D.C., SOUTHEAST FLORIDA, CHICAGO, AND BOSTON METROPOLITAN AREAS;

o OUR ABILITY TO IDENTIFY AND SECURE ADDITIONAL PROPERTIES AND SITES THAT MEET OUR CRITERIA FOR ACQUISITION OR DEVELOPMENT;

o THE ACCEPTANCE OF OUR FINANCING PLANS BY THE CAPITAL MARKETS, AND THE EFFECT OF PREVAILING MARKET INTEREST RATES AND THE PRICING OF OUR STOCK; AND

o OTHER FACTORS DISCUSSED UNDER THE HEADING "RISK FACTORS" AND THE SUBHEADING "RISKS ASSOCIATED WITH THE PROPOSED ARCHSTONE MERGER" IN THIS PROSPECTUS, AND AS DESCRIBED FROM TIME-TO-TIME IN OUR FILINGS WITH THE SEC.

         WE UNDERTAKE NO OBLIGATION TO PUBLICLY RELEASE ANY UPDATES OR REVISIONS TO ANY FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS AND THE INFORMATION INCORPORATED BY REFERENCE HEREIN TO REFLECT ANY CHANGE IN OUR EXPECTATIONS WITH REGARD THERETO OR ANY CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH SUCH STATEMENT IS BASED.

         WE RECOMMEND THAT YOU CONSIDER CAREFULLY THE RISKS OF SUCH ASSUMPTIONS BEFORE MAKING ANY INVESTMENT IN OUR COMMON STOCK.

                                   THE COMPANY

     As a self-managed equity real estate investment trust, or REIT, we acquire, develop, manage and operate multifamily properties primarily in the Washington, D.C., Chicago, Illinois and Boston, Massachusetts metropolitan areas and in southeast Florida. We are a fully integrated real estate organization with in-house acquisition, development, financing, marketing, property management and leasing expertise. Our primary strategy for growth is to acquire, develop, own and manage high quality multifamily properties to generate long-term income and increases in value.

     We are the sole general partner of Charles E. Smith Residential Realty, L.P., which we also refer to as Smith L.P. As of May 31, 2001, we owned approximately 68% of its outstanding common and preferred units. We own substantially all of our assets and conduct all of our operations through Smith L.P. and its subsidiaries.

     As of March 31, 2001, we owned, through Smith L.P. and its subsidiaries, 59 operating apartment properties with a total of 27,186 units, had 480 units under construction at one owned site, had 226 units under construction at one site for which we owned substantially all of the economic interest, and had an agreement to purchase 383 units at one additional site. In addition, we had partial interests in three operating multifamily properties totaling 1,267 apartment units and in one property under construction totaling 630 apartment units. We also own one freestanding retail shopping center aggregating 205,000 square feet, and through controlled and non-controlled subsidiaries, conduct property service businesses for our own properties and residential and commercial properties owned by third parties.

         We were incorporated in 1993 as a corporation under the laws of the State of Maryland. Smith L.P. was formed in 1993 as a limited partnership under the laws of the State of Delaware.

         Our principal executive offices are located at 2345 Crystal Drive, Arlington, Virginia 22202, and our telephone number is (703) 920-8500.

                               RECENT DEVELOPMENTS

         On May 3, 2001, Archstone Communities Trust, a Maryland real estate investment trust (which we also refer to as Archstone), New Garden Residential Trust, a Maryland real estate investment trust (which we also refer to as New Archstone), Smith L.P. and Charles E. Smith Residential Realty, Inc. entered into a merger agreement providing for a business combination among Archstone, New Archstone, Smith L.P. and us. Under the merger agreement, Archstone would be reorganized into an umbrella REIT structure. To accomplish this reorganization, through a series of transactions New Archstone would become a holding company of Archstone with the holders of preferred and common equity securities of Archstone receiving securities of New Archstone in the same number and of the same series as the securities of Archstone outstanding immediately prior to this first step in the merger transaction. Following this reorganization, Archstone would elect to be treated as a partnership for federal income tax purposes and all of New Archstone's properties, property interests, and business assets would be owned by, and its operations conducted through Archstone. After the Archstone reorganization, the second step of the transaction contemplates both our merger with and into New Archstone and the merger of Smith L.P. with and into Archstone. Both New Archstone and Archstone would survive these mergers. Following our merger, New Archstone would be renamed "Archstone-Smith Trust."

         If the transactions contemplated by the merger agreement are completed:

o each share of our common stock would be converted into 1.975 common shares of New Archstone (the 1.975 exchange ratio is fixed and not subject to adjustment);

o our preferred stock would be converted into a corresponding series of preferred shares of New Archstone on a share-for-share basis;

o partners of Smith L.P. would receive 1.975 shares of Archstone for each Smith L.P. common unit held (each Archstone common share so issued would be redeemable by the holder for cash or a common share of New Archstone, at the option of New Archstone); and

o each of our outstanding options would be converted into a corresponding option of New Archstone, such number of options to be multiplied by 1.975 (rounded down to the nearest whole number) and the exercise price of such options to be divided by 1.975 (rounded up to the nearest whole cent), and each such option may be tendered for cash as described below.

         As soon as practicable and subject to applicable law, Archstone will offer to purchase, subject to consummation of the transactions contemplated by the merger agreement, all outstanding qualified or nonqualified options to purchase our common stock, and this offer to purchase will also be deemed to include the New Archstone options issued in substitution of our options pursuant to the merger. The cash amount to be paid for our options tendered would equal the product of (i) $49.48 minus the exercise price of such option and (ii) the number of shares of our common stock subject to such option. If the holder of any of our options tenders his or her option prior to the end of the second business day following the effective time of the final merger, if consummated, then within seven business days Archstone would, subject to reduction for required withholding taxes, pay to each such tendering former holder of our options the purchase price of the option.

         The merger agreement includes customary representations, warranties and covenants for each of us, Smith L.P., Archstone and New Archstone. The transactions described above will require the approval of a majority of Archstone's outstanding common shares, two-thirds of the outstanding shares of our common stock, a majority in percentage interest of the limited partners of Smith L.P. not owned by us, and a majority in percentage interest of the limited partners of Smith L.P. (including those owned by us). The transaction also is subject to the receipt of regulatory approvals as well as other customary closing conditions.

         Additional information regarding the proposed Archstone merger transactions and pertinent agreements is contained in our current reports on Form 8-K, filed with the SEC on May 9, 2001, June 19, 2001 and June 25, 2001 (as amended by our Form 8-K/A filed on June 26, 2001), which are incorporated by reference herein. The foregoing summary description is qualified in its entirety by reference to those filings.

         OUR SHAREHOLDERS WILL RECEIVE A JOINT PROXY STATEMENT/PROSPECTUS AT A LATER DATE, WHICH WILL CONTAIN INFORMATION REGARDING THE PROPOSED MERGER AND WILL SEEK THE CONSENT OF OUR SHAREHOLDERS. IF YOU ARE ONE OF OUR SHAREHOLDERS ON THE RECORD DATE FOR VOTING ON THE MERGER, YOU WILL RECEIVE A COPY OF THAT DOCUMENT. WE URGE YOU TO READ THE IMPORTANT INFORMATION CONTAINED IN THE JOINT PROXY STATEMENT/PROSPECTUS, WHEN IT BECOMES AVAILABLE, REGARDING THE PROPOSED ARCHSTONE MERGER. A REGISTRATION STATEMENT RELATED TO THE ARCHSTONE SECURITIES TO BE ISSUED IN THE MERGER HAS BEEN FILED WITH THE SEC, BUT HAS NOT YET BEEN DECLARED EFFECTIVE BY THE SEC. YOU MAY OBTAIN A FREE COPY OF THE JOINT PROXY STATEMENT/PROSPECTUS INCLUDED AS PART OF THE REGISTRATION STATEMENT AND OTHER DOCUMENTS FILED BY ARCHSTONE WITH THE SEC (INCLUDING THE DOCUMENTS INCORPORATED BY REFERENCE INTO THE JOINT PROXY STATEMENT/PROSPECTUS) AT THE SEC'S WEB SITE AT WWW.SEC.GOV. THE COMMON SHARES OF ARCHSTONE COMMUNITIES TRUST ARE TRADED ON THE NYSE UNDER THE SYMBOL "ASN."

         THERE CAN BE NO ASSURANCE THAT THE MERGER WITH ARCHSTONE COMMUNITIES TRUST WILL BE CONSUMMATED.

                               THE OFFERED SHARES

     This prospectus relates to 355,569 shares of our common stock that may be sold by the selling shareholders.

                   IMPORTANT RISKS IN OWNING OUR COMMON STOCK

     Before you decide to invest in our common stock, you should read the "Risk Factors" section, which begins on page 4 of this prospectus. There are also risks associated with our proposed merger with Archstone Communities Trust. See "Risks Associated with the Proposed Archstone Merger" beginning on page 7.

                            TAX STATUS OF THE COMPANY

     We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code. We believe that we qualify for taxation as a REIT and generally will not be subject to federal income tax on net income that we distribute to our shareholders. As a REIT, we currently are required, among other things, to distribute at least 90% of our net taxable income, excluding any net capital gain. Even if we qualify to be taxed as a REIT, we are subject to certain federal, state and local taxes on our income and property and to federal income and excise tax on the income we do not distribute. In addition, the operating companies in which we own interests are subject to federal, state and local income taxes. See "Federal Income Tax Considerations" for a more detailed explanation.

                                  RISK FACTORS

         IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS.

         SOME OF OUR POLICIES MAY BE CHANGED WITHOUT A VOTE OF SHAREHOLDERS. Our Board of Directors establishes many of our major policies, including those relating to investment, financing, growth, acquisitions, development, debt capitalization and distributions. Although the Board of Directors currently has no intention to amend or revise these and other policies, it may do so from time to time without a vote of our shareholders. In order to change our policy of seeking to maintain our REIT qualification status, however, we must have the approval of our shareholders. Changes in our policies may not fully serve the interests of all shareholders.

         PROVISIONS OF OUR CHARTER COULD INHIBIT CHANGES OF CONTROL. There are provisions of our charter that may delay or otherwise limit the ability of outside parties to acquire control of us or engage in some other transaction. These charter provisions include three-year staggered terms for directors, the authority of the Board of Directors to classify capital stock into one or more series having special preferences without shareholder approval, and a 9.8% share ownership limit. See "-- We Have a Share Ownership Limit" below. These limitations could prevent us from entering into a change of control transaction or other transaction that could be in the best interests of our shareholders.

         In addition, we cannot merge, consolidate or engage in any combination with another person or sell all or substantially all of our assets unless the transaction includes a merger of, or a sale of assets by, Smith L.P., which may require approval of the holders of a majority of the units. We currently hold approximately 67% of the common and preferred units in Smith L.P. This voting requirement might limit the possibility for acquisition or change in control, even if a change in control were in our shareholders' interest. In this regard, the holders of units might incur different, and more adverse, tax consequences as a result of an acquisition or change in control that could motivate them to oppose a transaction that is in the shareholders' interest.

         OUR ABILITY TO ISSUE PREFERRED SHARES COULD INHIBIT CHANGES OF CONTROL. Our charter authorizes the Board of Directors to issue preferred shares and to establish the preferences and rights of any preferred shares issued, including the right to vote and the right to convert them into shares of common stock. This power to issue preferred shares could have the effect of delaying or preventing a change in control even if a change in control were in our shareholders' interest. As of March 1, 2001, we had outstanding six series of preferred shares. The preferred shares outstanding rank senior to the common stock with respect to dividend rights and distributions upon liquidation, dissolution and winding up. We are subject to the risks normally associated with preferred equity financing, including the risk that our cash flow will be insufficient to meet the required payments on the shares.

         MARYLAND LAW LIMITS CHANGES OF CONTROL. Provisions of Maryland corporate law prohibit "business combinations," including issuances of equity securities, between a Maryland corporation and any person who owns 10% or more of the voting power of the corporation's shares of capital stock, or an "interested stockholder," unless the transaction is approved by 80% of the corporation's outstanding voting shares. In addition, an interested stockholder may not engage in a business combination for five years following the date he became an interested stockholder. Except as described below, we are subject to these provisions. As a result, a change in control or other transaction that may provide our shareholders with a premium or which might otherwise be in their best interests may be prevented or delayed.

         Our charter, as is permitted by Maryland corporate law, exempts any business combination involving Messrs. Smith and Kogod and persons affiliated or acting in concert with them. Consequently, Messrs. Smith and Kogod and their affiliates are permitted to enter into business combinations with us without the supermajority shareholder approval otherwise required by Maryland law.

         WE HAVE ADOPTED A SHAREHOLDER RIGHTS PLAN WHICH COULD DELAY OR PREVENT A CHANGE OF CONTROL. Our rights plan provides, among other things, that if a person or group attempts to acquire 15% or more of our common stock on terms not approved by our Board of Directors, shareholders will be entitled to purchase shares of our stock, subject to our charter's ownership limit. These purchase rights would cause substantial dilution to a person or group that acquires or attempts to acquire 15% or more of our common stock in this manner and, as a result, could delay or prevent a change in control or other transaction that could provide our shareholders with a premium over the then-prevailing market price of their shares or which might otherwise be in their best interests.

         WE HAVE A SHARE OWNERSHIP LIMIT. Primarily to assist us in maintaining our REIT qualification, our charter limits ownership of the issued and outstanding shares of capital stock by any single shareholder to 9.8% of our outstanding capital stock. The attribution provisions of the federal tax laws that are used in applying the ownership limit are complex. They may cause a shareholder to be deemed to own the stock of other shareholders. The ownership limit could inhibit changes of control.

         THE LARGE NUMBER OF SHARES AVAILABLE FOR FUTURE SALE COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK. As of March 1, 2001, we had outstanding approximately 22.5 million shares of common stock tradable without restriction and had reserved for resale 15 million additional shares of common stock for possible issuance upon redemption of units and 6.8 million shares for possible issuance upon conversion of outstanding preferred stock. In addition, we have reserved a number of shares available for possible issuance under our employee benefit plans filed with the SEC. We may issue additional shares of common stock and securities convertible into shares of common stock in the future. We cannot predict the effect that future sales of shares of common stock, or the perception that such sales could occur, will have on the market prices of our shares.

         CHANGES IN MARKET CONDITIONS COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK. As with other publicly traded securities, the value of our common stock depends on various market conditions, which may change from time to time. Among the market conditions that may affect the value of our common stock are:

          o        the extent of institutional investor interest in us;
          o        the reputation of REITs and residential REITs generally;
          o the attractiveness of our equity securities in comparison to other equity securities, including equity securities issued by other real estate companies; and
          o        our financial condition and performance.

         OUR EARNINGS AND CASH DISTRIBUTIONS WILL AFFECT THE MARKET PRICE OF OUR COMMON STOCK. We believe that the market value of a REIT's equity securities is based primarily upon the market's perception of the REIT's growth potential and its current and potential future cash distributions, and is secondarily based upon the real estate market value of the underlying assets. For that reason, our shares may trade at prices that are higher or lower than the net asset value per share. To the extent we retain operating cash flow for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of our underlying assets, may not correspondingly increase the market price of our shares. In addition, we are subject to the risk that our cash flow will be insufficient to meet the required payments on our preferred shares. Our failure to meet the market's expectations with regard to future earnings and cash distributions would likely adversely affect the market price of our shares.

         MARKET INTEREST RATES AND LOW TRADING VOLUME MAY HAVE AN EFFECT ON THE VALUE OF OUR COMMON STOCK. One of the factors that investors consider important in deciding whether to buy or sell shares of a REIT is the distribution rate on those shares, as a percentage of the price of the shares, relative to market interest rates. If market interest rates increase, prospective purchasers of our shares may expect a higher annual distribution rate. Higher interest rates would not, however, result in more funds for us to distribute and, in fact, would likely increase our borrowing costs and potentially decrease funds available for distribution. This could cause the market price of our common stock to go down. In addition, although our common stock is listed on the New York Stock Exchange, the daily trading volume of our shares may be lower than the trading volume for certain other industries. As a result, our investors who desire to liquidate substantial holdings may find that they are unable to dispose of their shares in the market without causing a substantial decline in the market value of the shares.

         WE BELIEVE, BUT CANNOT GUARANTEE, THAT WE QUALIFY AS A REIT. We believe that we have qualified for taxation as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 1994. If we qualify as a REIT, we generally will not be subject to federal income tax on our income that we distribute to our shareholders. We plan to continue to meet the requirements for taxation as a REIT, but there can be no assurance that we will do so. Many of the REIT requirements are highly technical and complex. The determination that we are a REIT requires an analysis of various factual matters and circumstances that may not be totally within our control. For example, to qualify as a REIT, at least 95% of our gross income must come from sources that are itemized in the REIT tax laws. We generally are prohibited from owning more than 10% of the voting securities or more than 10% of the value of the outstanding securities of any one issuer, subject to certain exceptions, including an exception with respect to corporations electing to be "taxable REIT subsidiaries," and we are also required to distribute to shareholders at least 90% of our REIT taxable income, excluding capital gains. Furthermore, Congress and the Internal Revenue Service might make changes to the tax laws and regulations, and the courts might issue new rulings that make it more difficult, or impossible, for us to remain qualified as a REIT. We do not believe, however, that any pending or proposed tax law changes would jeopardize our REIT status.

         OUR FAILURE TO QUALIFY AS A REIT WOULD HAVE SERIOUS ADVERSE CONSEQUENCES. If we failed to qualify as a REIT, we would be subject to federal income tax at regular corporate rates. Also, unless the Internal Revenue Service granted us relief under certain statutory provisions, we would remain disqualified as a REIT for the four years following the year we first failed to qualify. If we failed to qualify as a REIT, we would have to pay significant income taxes and would therefore have less money available for investments or for distributions to shareholders. This would likely have a significant adverse affect on the value of our common shares.

         WE MAY NEED TO BORROW MONEY TO QUALIFY AS A REIT. To obtain the favorable tax treatment associated with REITs, we currently are required each year to distribute to our shareholders at least 90% of our net taxable income, excluding net capital gain. Differences in timing between when we receive income and when we have to pay expenses could require us to borrow money to meet this requirement. The impact of large expenses also could have this effect. We might need to borrow money even if we believe that market conditions are not favorable for borrowing.

         WE ARE SUBJECT TO SOME TAXES EVEN IF WE QUALIFY AS A REIT. Even if we qualify as a REIT, we are subject to some federal, state and local taxes on our income and property. For example, we pay tax on certain types of income that we do not distribute. Also, our income derived from properties located in the District of Columbia is subject to local tax and our net income from some prohibited transactions will be subject to a 100% tax. In addition, we derive income from the property service businesses, whose income is subject to federal, state and local income tax. It should be noted that the property service businesses currently take steps to limit their tax liability. Moreover, those corporations that elect to be treated as taxable REIT subsidiaries, will be further limited in their ability to limit their tax liability.

         HOLDERS WILL BE SUBJECT TO THE OPERATIONAL RISKS OF OUR BUSINESS. An investment in our common stock will be subject to the various operational risks of our business. These risks include the following:

         o Our performance and ability to make distributions to our shareholders are subject to risks associated with the real estate industry. In particular--

               - We are dependent on the Washington, D.C. metropolitan area market.

               - We may be unable to renew leases or relet space as leases expire.

              -      New acquisitions may fail to perform as expected.

              - Because real estate investments are illiquid and we are subject to other restrictions, we may not be able to sell properties when appropriate.

              - Our properties may be subject to federal, state or local regulations that could adversely affect distributions to our shareholders.

              -      Environmental problems are possible and can be costly.

              - Our properties in the District of Columbia are subject to special tenants rights that may impede our sale of those properties.

              -      Some potential losses are not covered by insurance.

         o Debt financing, financial covenants, the amount or percentage of our debt and increases in interest rates could adversely affect our economic performance for the following reasons, among others--

              - Our charter does not limit the amount or percentage of debt that we may incur and this amount or percentage of debt may limit our ability to obtain additional financing.

              - Our policy to limit debt may not ensure that we can incur and continue to make expected distributions to shareholders.

              - We may not be able to refinance our debt on favorable terms or make large payments on debt when our debts become due.

              -      Rising interest rates could adversely affect our cash flow.

         o Our reliance on the property service businesses, where we lack voting control, may adversely affect our shareholders. These property services businesses, which provide management, leasing, financing, insurance, engineering and technical services, and tenant construction and renovation services, are conducted by three operating companies in which Smith L.P. has a 99% economic interest but does not own voting stock.

         o We are dependent on our key personnel with whom we do not have employment agreements and for whom we do not have "key-person" life insurance.

         RISKS ASSOCIATED WITH THE PROPOSED ARCHSTONE MERGER

         CERTAIN RISK FACTORS RELATING TO AN INVESTMENT IN OUR COMMON STOCK ARE SET FORTH ABOVE. IN ADDITION TO THOSE RISKS, IF THE PROPOSED ARCHSTONE MERGER IS COMPLETED, A HOLDER OF COMMON SHARES OF ARCHSTONE-SMITH WOULD BE SUBJECT TO THE RISKS RELATING TO AN INVESTMENT IN ARCHSTONE, WHICH ARE SET FORTH IN ARCHSTONE'S FORM 10-K, WHICH ARE INCORPORATED HEREIN BY REFERENCE FROM OUR CURRENT REPORT ON FORM 8-K FILED ON JUNE 25, 2001 (AS AMENDED BY OUR FORM 8-K/A FILED ON JUNE 26,
2001). THOSE RISK FACTORS SHOULD BE CAREFULLY CONSIDERED, TOGETHER WITH THE OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE OTHER INFORMATION AND OTHER RISK FACTORS INCLUDED IN THIS PROSPECTUS, IN CONNECTION WITH ANY DECISION TO MAKE AN INVESTMENT IN OUR COMMON STOCK.

         THE FOLLOWING BRIEFLY SUMMARIZES POTENTIAL RISKS ASSOCIATED WITH THE PROPOSED ARCHSTONE MERGER. THIS SUMMARY IS INCLUDED IN THIS PROSPECTUS FOR INFORMATIONAL PURPOSES. THIS PROSPECTUS RELATES ONLY TO THE OFFERING OF OUR COMMON STOCK BY THE SELLING SHAREHOLDERS AND THE FOLLOWING SUMMARY SHOULD NOT BE INTERPRETED AS A PROXY STATEMENT OR OTHER SOLICITATION OF HOLDERS OF OUR COMMON STOCK FOR CONSENT TO THE PROPOSED ARCHSTONE MERGER. AS SUMMARIZED ABOVE, OUR SHAREHOLDERS WILL RECEIVE A PROXY STATEMENT/CONSENT SOLICITATION CONTAINING DETAILED INFORMATION RELATING TO THE PROPOSED ARCHSTONE MERGER. THE MERGER IS

SUBJECT TO THE APPROVAL OF OUR SHAREHOLDERS, APPROVAL OF ARCHSTONE'S SHAREHOLDERS AND OTHER CONDITIONS. THERE CAN BE NO ASSURANCE THAT THE PROPOSED ARCHSTONE MERGER WILL ACTUALLY OCCUR.

         Based on information available to us and Archstone, the following risks are among those that will need to be considered by our shareholders in connection with their vote on the proposed Archstone merger:

         o Our common shareholders may receive Archstone-Smith common shares in the merger with a market value lower than expected. This deficiency may arise due to, among other things, changes in the business, operations and prospects of Archstone, market assessments of the likelihood that the proposed Archstone merger will be completed, demand for apartment units in a specific geographic area or nationwide, and interest rates, general market and economic conditions and other factors.

         o Archstone historically has not owned or operated high-rise apartment buildings and the market price of the Archstone-Smith common shares you would receive in the Archstone-Smith merger may decline if Archstone-Smith fails to operate successfully the high-rise apartment buildings acquired in the merger.

         o Following the proposed Archstone merger, Archstone-Smith may not achieve the expected cost savings and operating efficiencies.

         o Our portfolio and Archstone's portfolio may not perform as well as currently anticipated.

         o Archstone-Smith may incur increased costs, due to required consents, transfer taxes and other similar expenses, depending upon how Archstone is reorganized.

         o        Archstone-Smith may not effectively integrate our operations.

         o Our directors and officers may have interests in the completion of our merger with and into New Archstone and the merger of Smith L.P. with and into Archstone that may conflict with the interests of our shareholders.

         o The trustees and executive officers of Archstone may have interests in the completion of our merger with and into New Archstone and the merger of Smith L.P. with and into Archstone that may conflict with the interests of Archstone shareholders.

         o We may, together with Archstone, incur substantial expenses and payments if the merger does not occur.

         o        The $95 million termination fee payable by us and Smith L.P.
                  may discourage some third party proposals to acquire us that our shareholders may otherwise find desirable.

                          DESCRIPTION OF CAPITAL STOCK

         As of March 1, 2001, our authorized capital stock was 145,000,000 shares. Those shares consisted of: (a) 80,000,000 shares of common stock, (b) 45,000,000 shares of excess stock, (c) 8,123,095 shares of classified preferred stock, (d) 10,807,376 shares of undesignated preferred stock and (e) 1,069,529 shares which are not classified. Our charter gives the Board of Directors the authority to issue, without a shareholder vote, shares of capital stock in one or more series and to determine the rights of each series, including preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption. Such terms are fully described in the articles supplementary to the charter adopted by the Board of Directors.

         The following description of the terms and provisions of our shares of capital stock and certain other matters is not complete. The description is qualified by the applicable provisions of Maryland law and our charter, which is on file with the SEC as an exhibit to the registration statement of which this prospectus is a part.

GENERAL RIGHTS OF COMMON STOCK

         Each holder of common stock is entitled to one vote at shareholder meetings for each share of common stock he owns. Neither our charter nor our bylaws provide for cumulative voting for the election of directors. Subject to the prior rights of any series of preferred stock that may be classified and issued, holders of our common stock are entitled to receive, pro-rata, any dividends declared by the Board of Directors out of legally available funds, and are also entitled to share, pro-rata, in any other distributions to shareholders. We pay quarterly dividends on our common stock and expect to continue to do so. We depend upon distributions from Smith L.P. to fund our dividends to shareholders.

         Holders of common stock do not have any preemptive rights or other rights to subscribe for additional shares.

PREFERRED SHARES

         As of March 1, 2001, we had six series of preferred stock outstanding. Each series of outstanding preferred stock ranks senior to the common stock with respect to dividend rights and distributions upon our liquidation, dissolution and winding up. The following are the principal terms of each series of outstanding preferred stock:

         o SERIES A CUMULATIVE CONVERTIBLE REDEEMABLE PREFERRED STOCK: There are 2,640,325 Series A Preferred Shares outstanding. The Series A Preferred Shares have a liquidation preference of $27.08 per share. Dividends on the Series A Preferred Shares are cumulative from the date of original issue and are payable quarterly at the greater of the rate declared on the common stock or an annual rate of $2.02 per share. We cannot redeem the Series A Preferred Shares prior to May 15, 2003. On or after May 15, 2003, we, at our option, may redeem the Series A Preferred Shares for cash at a price of $27.08 per share, plus accrued and unpaid dividends. Under certain circumstances, we may elect to redeem the Series A Preferred Shares with common stock at the then market price of the common stock. A holder of Series A Preferred Shares may convert the Series A Preferred Shares into shares of common stock on a one-for-one basis, subject to certain limitations.

         o SERIES C CUMULATIVE REDEEMABLE PREFERRED STOCK: There are 500 Series C Preferred Shares outstanding. The Series C Preferred Shares have a liquidation preference of $100,000 per share and an initial annual dividend of $7,910 per share (7.91% of purchase price). If the securities receive an investment grade rating, the dividend will decrease to $7,660 per share. Dividends are cumulative and are payable quarterly. We may redeem Series C Preferred Shares after February 1, 2028, at the liquidation preference plus accrued dividends.

         o SERIES E CUMULATIVE CONVERTIBLE REDEEMABLE PREFERRED STOCK: There are 684,931 Series E Preferred Shares outstanding. The Series E Preferred Shares have a liquidation preference of $36.50 per share. Dividends on the Series E Preferred Shares are cumulative from the date of original issue (July 13, 1999) and are payable quarterly at the greater of the rate declared on the common stock or an annual rate of $2.82875 per share for the first year (beginning from the original issue date up to and including the first anniversary of the original issue date), $3.01125 for the second year after the original issue date and $3.1025 for the third year after the original issue date. We cannot redeem the Series E Preferred Shares prior to July 13, 2002. On or after July 13, 2002, we, at our option, may redeem the Series E Preferred Shares for cash at a price of $36.50 per share, plus accrued and unpaid dividends. Under certain circumstances, we may elect to make such redemption with common stock at the then market price of the common stock. A holder of Series E Preferred Shares may convert the Series E Preferred Shares into shares of common stock on a one-for-one basis, subject to certain limitations.

         o SERIES F CUMULATIVE CONVERTIBLE REDEEMABLE PREFERRED STOCK: There are 666,667 Series F Preferred Shares outstanding. The Series F Preferred Shares have a liquidation preference of $37.50 per share. Dividends on the Series F Preferred Shares are cumulative from the date of original issue (October 1, 1999) and are payable quarterly at the greater of the rate declared on the common stock or an annual rate of $2.90625 per share for the first year (beginning from the original issue date up to and including the first anniversary of the original issue date), $3.09375 for the second year after the original issue date and $3.1875 for the third year after the original issue date. We cannot redeem the Series F Preferred Shares prior to October 1, 2004. On or after October 1, 2004, we, at our option, may redeem the Series F Preferred Shares for cash at a price of $37.50 per share, plus accrued and unpaid dividends. Under certain circumstances, we may elect to make such redemption with common stock at the then market price of the common stock. A holder of Series F Preferred Shares may convert the Series F Preferred Shares into shares of common stock on a one-for-one basis, subject to certain limitations.

         o SERIES G CUMULATIVE CONVERTIBLE REDEEMABLE PREFERRED STOCK: There are 641,026 Series G Preferred Shares outstanding. The Series G Preferred Shares have a liquidation preference of $39.00 per share. Dividends on the Series G Preferred Shares are cumulative from the date of original issue (November 5, 1999) and are payable quarterly at the greater of the rate declared on the common stock or an annual rate of $3.0225 per share for the first year (beginning from the original issue date up to and including the first anniversary of the original issue date), $3.2175 for the second year after the original issue date and $3.315 for the third year after the original issue date. We cannot redeem the Series G Preferred Shares prior to November 5, 2005. On or after November 5, 2005, we, at our option, may redeem the Series G Preferred Shares for cash at a price of $39.00 per share, plus accrued and unpaid dividends. Under certain circumstances, we may elect to make such redemption with common stock at the then market price of the common stock. A holder of Series G Preferred Shares may convert the Series G Preferred Shares into shares of common stock on a one-for-one basis, subject to certain limitations.

         o SERIES H CUMULATIVE CONVERTIBLE REDEEMABLE PREFERRED STOCK: There are 2,200,000 Series H Preferred Shares outstanding. The Series H Preferred Shares have a liquidation preference of $25.00 per share. Dividends on the Series H Preferred Shares are cumulative from the date of original issue (September 13, 1999) and are payable quarterly at the greater of the rate declared on the common stock or an annual rate of $2.03125 per share. We cannot redeem the Series H Preferred Shares prior to September 13, 2004. On or after September 13, 2004, we, at our option, may redeem the Series H Preferred Shares for cash at a price of $25.00 per share, plus accrued and unpaid dividends. Under certain circumstances, we may elect to make such redemption with common stock at the then market price of the common stock. A holder of Series H Preferred Shares may convert the Series H Preferred Shares into shares of common stock at a conversion rate of approximately 0.65 shares of common stock per Series H Preferred Share, subject to certain limitations.

CLASSIFICATION AND REMOVAL OF BOARD OF DIRECTORS; OTHER PROVISIONS

         Our charter divides the Board of Directors into three classes, with each class to consist of an equal number of the directors or to the nearest extent possible. The terms of office of one class of directors (3 directors) will expire at the 2001 annual meeting of shareholders; the term of the second class of directors (2 directors) will expire at the 2002 annual meeting of shareholders; and the term of the third class of directors (3 directors) will expire at the 2003 annual meeting of shareholders. At each annual meeting of shareholders, the class of directors to be elected at such meeting will be elected for a three year term, and the directors in the other two classes will continue in office. Because holders of common stock have no right to cumulative voting for the election of directors, at each annual meeting of shareholders, the holders of a majority of the shares of common stock will be able to elect all of the successors of the class of directors whose term expires at that meeting.

         Our charter also provides that, except for any directors who may be elected by holders of a class or series of capital stock other than common stock, directors may be removed only for cause and only by the affirmative vote of shareholders holding at least 80% of all the votes entitled to be cast for the election of directors. Vacancies on the Board of Directors may be filled by the affirmative vote of the remaining directors and, in the case of a vacancy resulting from the removal of a director, by the shareholders by a majority of the votes entitled to be cast for the election of directors. A vote of shareholders holding at least 80% of all the votes entitled to be cast thereon is required to amend, alter, change, repeal or adopt any provisions inconsistent with the foregoing classified board and director removal provisions. Under our charter, the power to amend our bylaws is vested exclusively in the Board of Directors, and the shareholders will not have any power to adopt, alter or repeal the bylaws absent amendment to our charter. These provisions may make it more difficult and time consuming to change majority control of our Board of Directors and, thus, reduce our vulnerability to an unsolicited proposal for a takeover or the removal of incumbent management.

         Because the Board of Directors has the power to establish the preferences and rights of additional series of capital stock without further shareholder vote, the Board of Directors may give the holders of any series of capital stock preferences, powers and rights, voting or otherwise, senior to those of holders of common stock. The issuance of any such senior capital stock could have the effect of delaying or preventing a change in control of the Company.

SPECIAL STATUTORY REQUIREMENTS FOR CERTAIN TRANSACTIONS

         BUSINESS COMBINATION STATUTE. The MGCL establishes special requirements with respect to "business combinations" between Maryland corporations and "Interested Shareholders" unless exemptions are applicable. Among other things, the law prohibits for a period of five years a merger and other specified or similar transactions between a Company and an Interested Shareholder and requires a supermajority vote for such transactions after the end of the five-year period.

         "Interested Shareholders" are all persons owning beneficially, directly or indirectly, more than 10% of the outstanding voting stock of the Maryland corporation. "Business Combinations" include any merger or similar transaction subject to a statutory vote and additional transactions involving transfers of assets or securities in specified amounts to Interested Shareholders or their affiliates. Unless an exemption is available, transactions of these types may not be consummated between a Maryland corporation and an Interested Shareholder or its affiliates for a period of five years after the date on which the shareholder first became an Interested Shareholder. Thereafter, the transaction may not be consummated unless recommended by the board of directors and approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and 66-2/3% of the votes entitled to be cast by all holders of outstanding shares of voting stock other than the Interested Shareholder. A Business Combination with an Interested Shareholder that is approved by the board of directors of a Maryland corporation at any time before an Interested Shareholder first becomes an Interested Shareholder is not subject to the special voting requirements. An amendment to a Maryland corporation's charter electing not to be subject to the foregoing requirements must be approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and 66-2/3% of the votes entitled to be cast by holders of outstanding shares of voting stock who are not Interested Shareholders. Any such amendment is not effective until 18 months after the vote of shareholders and does not apply to any Business Combination of a corporation with a shareholder who was an Interested Shareholder on the date of the shareholder vote.

         As permitted by Maryland law, we have exempted from the Maryland business corporation statute any Business Combination with Messrs. Smith or Kogod, and all persons, firms and corporations affiliated with, or acting in concert or as a group with, either of them, as well as any Business Combination that involves the redemption of Units for shares of common stock.

         CONTROL SHARE ACQUISITION STATUTE. Maryland law imposes limitations on the voting rights in a "control share acquisition." The Maryland statute defines a "control share acquisition" at the 20%, 33-1/3% and 50% acquisition levels, and requires a 2/3 shareholder vote (excluding shares owned by the acquiring person and certain members of management) to accord voting rights to stock acquired in a control share acquisition. The statute also requires Maryland corporations to hold a special meeting at the request of an actual or proposed control share acquirer generally within 50 days after a request is made with the submission of an "acquiring person statement," but only if the acquiring person
(a) posts a bond for the cost of a meeting and (b) submits a definitive financing agreement to the extent that financing is not provided by the acquiring person. In addition, unless the charter or by-laws provide otherwise, the statute gives the Maryland corporation, within certain time limitations, various redemption rights if there is a shareholder vote on the issue and the grant of voting rights is not approved, or if an acquiring person statement is not delivered to the target within 10 days following a control share acquisition. Moreover, unless the charter or by-laws provide otherwise, the statute provides that if, before a control share acquisition occurs, voting rights are accorded to control shares that result in the acquiring person having majority voting power, then minority shareholders have appraisal rights. An acquisition of shares may be exempted from the control share statute, provided that a charter or bylaw provision is adopted for such purpose prior to the control share acquisition. Our charter provides that any acquisition of our shares of capital stock that is not prohibited by the terms of the restrictions on transfer described below under "--Restrictions on Transfer; Excess Stock" is exempted from the provisions of the control share acquisition statute.

RESTRICTIONS ON TRANSFER; EXCESS STOCK

         OWNERSHIP LIMITS. Our charter restricts the number of shares of capital stock that individual shareholders may own. For us to qualify as a REIT under the Code, no more than 50% in value of our outstanding shares of capital stock may be owned, directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (which is defined in the Code to include certain entities) during the last half of a taxable year. In addition, the capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. Our charter restricts certain acquisitions of capital stock, including common stock, in order to comply with these requirements. These restrictions are also intended to inhibit changes of control of the Company.

         Subject to certain exceptions specified in our charter, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (the "Ownership Limit") in number or value of the issued and outstanding shares of common stock. Messrs. Smith and Kogod, members of their families and entities that they control are subject to the Ownership Limit, and they also are subject to certain additional special ownership limitations (the "Existing Holder Limit"). Messrs. Smith and Kogod, members of their families and entities that they control are prohibited from acquiring additional shares of common stock (or rights to acquire shares), if, as a result of, and giving effect to, such acquisition, any tenant would be regarded as a related party tenant for purposes of Section 856(d)(2)(B) of the Code (see "Federal Income Tax Considerations -- Requirements for Qualification -- Gross Income Tests") and we would be considered to receive more than 0.5% of our gross annual revenue from Related Party Tenants.

The Board of Directors in its discretion may waive the Ownership Limit or the Existing Holder Limit with respect to a holder that is an entity (but not an individual) if such holder's ownership will not then or in the future jeopardize our status as a REIT.

         Notwithstanding any of the foregoing ownership limits, no holder may own or acquire, either directly or constructively under the applicable attribution rules of the Code, any shares of any class of our stock if such ownership or acquisition (1) would cause more than 50% in value our outstanding stock to be owned, either directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain tax-exempt entities, other than, in general, qualified domestic pension funds), (2) would result in our stock being beneficially owned by less than 100 persons (determined without reference to any rules of attribution), or (3) would otherwise result in our failing to qualify as a REIT.

         If any shareholder purports to transfer shares to a person and either the transfer would result in our failing to qualify as a REIT, or such transfer would cause the transferee to hold shares in excess of the Ownership Limit or Existing Holder Limit, the purported transfer will be null and void. In that event, the intended transferee will acquire no rights or economic interest in the shares, and the shareholder will be deemed to have transferred the shares of common stock to us in exchange for shares of Excess Stock, which will be deemed to be held by us as trustee of a trust for the exclusive benefit of the person or persons to whom the shares can be transferred without violating the ownership limit. In addition, if any person owns, either directly or constructively under the applicable attribution rules of the Code, shares of capital stock in excess of the applicable Ownership Limit, such person will be deemed to have exchanged the shares of capital stock that cause the Ownership Limit to be exceeded for an equal number of shares of Excess Stock, which will be deemed to be held by us as trustee of a trust for the exclusive benefit of the person or persons to whom the share can be transferred without violating the Ownership Limit.

         A person who holds or transfers shares such that shares of capital stock shall have been deemed to be exchanged for Excess Stock will not be entitled to vote the Excess Stock and will not be entitled to receive any dividends or distributions (any dividend or distribution paid on shares of capital stock prior to our discovery that such shares have been exchanged for Excess Stock shall be repaid to us upon demand, and any dividend or distribution declared but unpaid shall be rescinded). Such person shall have the right to designate a transferee of such Excess Stock so long as consideration received for designating such transferee does not exceed a price that is equal to the lesser of (1) in the case of a deemed exchange for Excess Stock resulting from a transfer, the price paid for the shares in such transfer or, in the case of a deemed exchange for Excess Stock resulting from some other event, the fair market value, on the date of the deemed exchange, of the shares deemed exchanged, and (2) the fair market value of the shares for which such Excess Stock will be deemed to be exchanged on the date of the designation of the transferee. For these purposes, fair market value on a given date is determined by reference to the average closing price for the five preceding days. The shares of Excess Stock so transferred will automatically be deemed to be exchanged for shares of capital stock. We may purchase Excess Stock for the lesser of the price paid or the average closing price for the five days immediately preceding such purchase. We may elect to redeem the Excess Stock for Units.

         If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decisions, statute, rule or regulation, then the intended transferee of any Excess Stock may be deemed, at our option, to have acted as an agent on our behalf in acquiring such Excess Stock and to hold such Excess Stock on our behalf.

         All certificates representing shares of common stock will bear a legend referring to the restrictions described above.

         Every owner (or deemed owner) of more than 5% (or such lower percentage as required by the Code or regulations thereunder) in number or value of the issued and outstanding shares of capital stock, including common stock, must file a written notice with us containing the information specified in our charter no later than January 31 of each year. In addition, each shareholder shall be required upon demand to disclose to us in writing such information as we may request in order to determine the effect of such shareholder's direct, indirect and constructive ownership of such shares on our REIT status.

         The foregoing ownership limitations also may have the effect of preventing or hindering any attempt to acquire control of us without the consent of our Board of Directors.

TRANSFER AGENT AND REGISTRAR

         The Transfer Agent, Registrar and Dividend Disbursing Agent for the shares of common stock is First Union National Bank of North Carolina.

                               REGISTRATION RIGHTS

         We are a party to a registration rights agreement with each of Alan L. Barnes, Sr., Mary Elizabeth Barnes, Alan L. Barnes, Jr., Kevin H. Barnes, Dominick Acquilano, Thomas Acquilano, Richard L. Cott, Francis H. Norton, George T. Hatfield and Thomas E. Monroe relating to the shares of common stock being registered hereunder. Once the SEC declares that the registration statement (of which this prospectus is a part) is effective, we are required under each registration rights agreement to use our reasonable efforts to keep this registration statement continuously effective until the date on which all of the shares of common stock issued to the selling shareholders have been sold under this registration statement or Rule 144 of the Securities Act or can be sold freely without restriction. The benefits of each registration rights agreement lapse with respect to any shares that have been sold pursuant to the agreements or otherwise transferred without legal restriction on further transfer.

         Each registration rights agreement requires that we pay all registration expenses relating to the common stock covered by this registration statement (other than underwriting discounts, selling commissions, fees and disbursements of counsel of the selling shareholders, and stock transfer taxes, if any). We also have agreed to indemnify each holder of common stock covered by each registration rights agreement, the trustees, directors, officers and employees of each holder and any person who controls any holder and each underwriter, its partners, officers, directors, employees and controlling persons, if any, against certain losses, claims, damages and expenses arising under the securities laws. In addition, each holder of common stock covered by each registration rights agreement has agreed to indemnify us and the other selling holders of such common stock, each of our respective trustees, directors and officers (including each officer who signs the registration statement on our behalf), and any person who controls us or any other selling holder against certain other losses, claims, damages and expenses arising under the securities laws with respect to written information furnished to us by such holder for use in this registration statement or any prospectus included herein.

                              SELLING SHAREHOLDERS

         We have issued an aggregate of 355,569 shares of common stock to Alan L. Barnes, Sr., Mary Elizabeth Barnes, Alan L. Barnes, Jr., Kevin H. Barnes, Dominick Acquilano, Thomas Acquilano, Richard L. Cott, Francis H. Norton, George T. Hatfield and Thomas E. Monroe. The selling shareholders may resell the offered shares covered by this prospectus as provided under the Plan of Distribution section of this prospectus or as described in an applicable prospectus supplement.

         The following table provides the name of each selling shareholder, the number of offered shares of common stock owned by such selling shareholder before any offering to which this prospectus relates and the number of offered shares that may be offered by such selling shareholder. As used in this prospectus, the term "selling shareholder" also includes permitted transferees, assignees, donees, distributees, pledgees and/or successors in interest, and subsequent transferees, assignees, donees, distributees, pledgees and successors in interest (as permitted under the merger agreement) of any person identified as a selling shareholder. Because the selling shareholders may sell all or some of their offered shares, no estimate can be made of the number of offered shares that will be sold by the selling shareholders or that will be owned by the selling shareholders upon completion of the offering. There is no assurance that the selling shareholders will sell any of the offered shares. The offered shares represent 1.58% of the number of shares of common stock outstanding as of March 1, 2001.

                                                                                     NUMBER OF
                                                                                  SHARES OFFERED
NAME                                                                                   HEREBY
----                                                                              --------------
Alan L. Barnes, Sr.....................................................................110,427
Mary Elizabeth Barnes...................................................................43,126
Alan L. Barnes, Jr. ....................................................................32,904
Kevin H. Barnes.........................................................................32,904
Dominick Acquilano......................................................................11,966
Thomas Acquilano........................................................................11,966
Richard L. Cott.........................................................................11,966
Francis H. Norton.......................................................................80,248
George T. Hatfield......................................................................10,031
Thomas E. Monroe........................................................................10,031
                                                                                        ======
Total..................................................................................355,569


                        FEDERAL INCOME TAX CONSIDERATIONS

         The following is a description of federal income tax considerations for a holder of our common stock. The following discussion is not exhaustive of all possible tax considerations and does not provide a detailed discussion of any state, local or foreign tax considerations. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws.

         The information in this section is based on the Internal Revenue Code, current, temporary and proposed regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service, and court decisions. The reference to Internal Revenue Service interpretations and practices includes Internal Revenue Service practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this prospectus. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law or adversely affect existing interpretations of existing law. Any change of this kind could apply retroactively to transactions preceding the date of the change. Except as described below in "--Requirements for Qualification As a REIT--Gross Income Tests," we have not received any rulings from the Internal Revenue Service concerning our tax treatment. Therefore, no assurance can be provided that the statements made in the following discussion, which do not bind the Internal Revenue Service or the courts, will not be challenged by the Internal Revenue Service or will be sustained by a court if so challenged.

         EACH PROSPECTIVE SHAREHOLDER IS ADVISED TO CONSULT WITH ITS OWN TAX ADVISOR TO DETERMINE THE IMPACT OF ITS PERSONAL TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES OF THE OWNERSHIP AND SALE OF COMMON STOCK. THIS INCLUDES THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE OWNERSHIP AND SALE OF COMMON STOCK, AND THE POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

                  GENERAL. We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code commencing with our taxable year ending December 31, 1994. We believe that our company is organized and has operated in a manner as to qualify for taxation as a REIT under the Internal Revenue Code, and we intend to continue to operate in such a manner. Qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, the various requirements under the Internal Revenue Code and described in this Prospectus with regard to, among other things, the source of our gross income, the composition of our assets, our distribution levels, and our diversity of stock ownership. While we intend to operate so that we qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we satisfy such test or will continue to do so.

         In any year in which we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our REIT taxable income that we currently distribute to shareholders. This treatment substantially eliminates the "double taxation" (at both the corporate and shareholder levels) that generally results from the use of corporate investment vehicles. However, we will be subject to federal income tax as follows.

o We will be taxed at regular corporate rates on any "REIT taxable income." REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

o Under some circumstances, we may be subject to the "alternative minimum tax" on our items of tax preference.

o If we have net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income.

o Our net income from "prohibited transactions" will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

o If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of either (1) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% test for the taxable year or (2) the amount by which 90% of our gross income exceeds the amount of our income qualifying for the 95% test, multiplied in either case by a fraction intended to reflect our profitability.

o We will be subject to a 4% excise tax on the excess of the required distribution over the sum of amount actually distributed and amounts retained for which federal income tax was paid, if we fail to distribute during each calendar year at least the sum of:

                  -        85% of our REIT ordinary income for the year;

                  -        95% of our REIT capital gain net income for the year;
                           and

                  - any undistributed taxable income from prior taxable years.

o We will be subject to a 100% tax on amounts received if arrangements between us, our tenants and a taxable REIT subsidiary are not arm's length.

         In addition, if we acquire any assets from a taxable "C" corporation in a carry-over basis transaction, we could be liable for specified liabilities that are inherited from the "C" corporation. If we recognize gain on the disposition of such assets during the 10 year period beginning on the date on which such assets were acquired by us, then to the extent of such assets' "built-in gain" (i.e. the excess of (a) the fair market value of such asset at the time of the acquisition by us over (b) the adjusted basis in such asset, determined at the time of such acquisition), we will be subject to tax on such gain at the highest regular corporate rate applicable. The results described herein with respect to the recognition of built-in-gain assume that we made or will make an election pursuant to Notice 88-19 or Treasury regulations that were promulgated in 2000. We acquired assets from a "C" corporation in a carry-over basis transaction in 1999 [and made the required election with respect to any built-in Gain.]

         Moreover, our property service business subsidiaries do not qualify as REITs and are subject to federal corporate income tax on their net income.

         REQUIREMENTS FOR QUALIFICATION AS A REIT. The Internal Revenue Code defines a REIT as a corporation, trust or association--

         (1)      that is managed by one or more trustees or directors;

         (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

         (3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code;

         (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code;

         (5) the beneficial ownership of which is held by 100 or more persons;

         (6) of which not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities)

         (7) that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year which has not been terminated or revoked; and

         (8) that meets other tests, described below, regarding the nature of its income and assets.

         Conditions (1) through (4), inclusive, must be met during the entire taxable year. Condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months other than the first taxable year for which an election is made. Condition (6) must be met during the last half of each taxable year other than the first taxable year for which an election to become a REIT is made. For purposes of determining stock ownership under condition (6), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Internal Revenue Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6). We believe that we have issued sufficient shares of stock with sufficient diversity of ownership to allow us to satisfy conditions (5) and (6) above. In addition, our charter contains restrictions regarding the transfer of shares of our stock that are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements, we will fail to qualify as a REIT.

         For our taxable years commencing after December 31, 1997, if we comply with regulatory rules pursuant to which we are required to send annual letters to holders of common stock requesting information regarding the actual ownership of the common stock, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (6) above, we will be treated as having met the requirement.

         In addition, the corporation, trust or association must satisfy all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status, use a calendar year for federal income tax purposes, and comply with the recordkeeping requirements of the Internal Revenue Code and regulations promulgated thereunder.

         To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. We had no assets, income, or revenue and except for activities taken in furtherance of our formation, did not conduct any other business activity. Therefore, we have not had any undistributed non-REIT earnings and profits of our own. In 1999, we acquired the assets of a "C" corporation through a reorganization. We do not believe that we acquired any undistributed non-REIT earnings and profits in connection with this acquisition. However, the Internal Revenue Service could determine otherwise.

         TAXABLE REIT SUBSIDIARIES. A taxable REIT subsidiary is a corporation other than a REIT in which we directly or indirectly hold stock and that has made a joint election with us to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary of ours owns securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. However, a taxable REIT subsidiary does not include certain health care and lodging facilities. A taxable REIT subsidiary is subject to regular federal income tax, and state and local income tax where applicable, as a regular "C" corporation. In addition, a taxable REIT subsidiary of ours may be limited in its ability to deduct interest paid to us.

         QUALIFIED REIT SUBSIDIARIES. If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of ours will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

         INCOME TESTS. In order to maintain qualification as a REIT, we must satisfy two gross income requirements, which are applied on an annual basis. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property or from some types of temporary investments. Investments relating to real property or mortgages on real property include "rents from real property," gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property. Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from sources that qualify for purposes of the 75% test, and from (1) dividends, (2) interest, (3) some payments under hedging instruments and (4) gain from the sale or disposition of stock, securities, or some hedging instruments.

         Rents we receive will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. These conditions relate to the identity of the tenant, the computation of the rent payable, and the nature of the property leased. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term rents from real property solely by reason of being based on a fixed percentage of percentages of receipts or sales. Second, rents received from a "related party tenant" will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary, at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

         Generally, for rents to qualify as "rents from real property" for the purposes of the gross income tests, we are only allowed to provide services that are both "usually or customarily rendered" in connection with the rental of real property and not otherwise considered "rendered to the occupant." Income received from any other services will be treated as "impermissible tenant service income" unless the services are provided through an independent contractor that bears the expenses of providing the services and from whom we derive no revenue or through a taxable REIT subsidiary, subject to specified limitations. The amount of impermissible tenant service income we receive is deemed is the greater of the amount actually received by us or 150% of our direct cost of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from that property, the income will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income itself will not qualify as rents from real property.

         Smith LP and the property service businesses provide certain services with respect to our properties. The property service businesses are not independent contractors. We have received rulings from the Internal Revenue Service that the provision of some of the services provided by Smith LP and the property service businesses will not cause the rents received with respect to the properties to fail to qualify as "rents from real property." In addition, we intend to make elections for each of our property service businesses to be treated as a taxable REIT subsidiary, effective prior to March 31, 2001. After this election, a property service business will be permitted to provide services to our tenants that we currently must provide through an independent contractor.

         We also have received rulings from the Internal Revenue Service to the effect that certain revenues will qualify as "rents from real property." These revenues include the following:

         1.       rents from corporate apartments,

         2.       revenues from laundry equipment,

         3.       certain parking revenues, and

         4. certain revenues related to the provision of telephone and cable television services.

         Based upon our experience in the multifamily and retail property rental markets in which our properties are located, we believe that all services (other than those the income from which meet the 1% de minimis standard described above, those provided by an independent contractor or those provided by a taxable REIT subsidiary) provided to tenants by us, whether through Smith LP or through the property service businesses, should be considered permissible services, although there can be no assurance that the Internal Revenue Service will not contend otherwise.

         Smith LP may receive fees for the performance of property management and other services with respect to certain properties not owned entirely by Smith LP. A portion of such fees (corresponding to that portion of a property owned by a third party) will not qualify under the 75% or 95% gross income test. Smith LP also may receive certain other types of income with respect to the properties it owns that will not qualify for the 75% or 95% gross income tests. In addition, dividends and interest from the property service businesses, will not qualify under the 75% gross income test. We believe, however, that the aggregate amount of these fees and other non-qualifying income in any taxable year will not cause us to exceed the limits on non-qualifying income under the 75% and 95% gross income tests.

         If we fail to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Internal Revenue Code. These relief provisions generally will be available if our failure to meet the tests is due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our federal income tax return and any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally incurs exceeds the limits on nonqualifying income, the Internal Revenue Service could conclude that the failure to satisfy the test was not due to reasonable cause. If we fail to satisfy the 75% or 95% gross income test and these relief provisions do not apply we will fail to qualify as a REIT. Even if these relief provisions applied, we would be subject to a penalty tax based on the amount of non-qualifying income.

         ASSET TESTS. At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets.

         1. At least 75% of the value of our total assets must be represented by "real estate assets," cash, cash items, and government securities. Our real estate assets include, for this purpose, our allocable share of real estate assets held by the partnerships in which we own an interest, and the non-corporate subsidiaries of these partnerships, as well as stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long term debt.

         2. Not more than 25% of our total assets may be represented by securities, other than those in the 75% asset class.

         3. Except for investments in REITs, qualified REIT subsidiaries, and taxable REIT subsidiaries, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets.

         4. Except for investments in REITs, qualified REIT subsidiaries, and taxable REIT subsidiaries, we may not own more than 10% of any one issuer's outstanding voting securities.

         5. Except for investments in REITs, qualified REIT subsidiaries, and taxable REIT subsidiaries, we may not own more than 10% of the total value of the outstanding securities of any one issuer.

         6. Not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

         Smith LP owns 100% of the nonvoting stock of each of the property service businesses. In addition, Smith LP holds notes from each of the property service businesses. By virtue of our ownership of units, we are considered to own our proportionate share of the assets of Smith LP, including the securities of each of the property service businesses. We believe that our share of the aggregate value of the securities of the property service businesses, together with all other assets that do not qualify for purposes of the 75% test, including securities in other taxable REIT subsidiaries, does not exceed 25% of the total value of our assets. We cannot ensure, however, that the Internal Revenue Service will not contend that our share of the aggregate value of these assets exceeds the 25% value limitation.

         In addition, we believe that the combined value of our share of the securities of all of our taxable REIT subsidiaries, including the property service businesses, does not exceed 20% of the total value of our assets. We cannot ensure, however, that the Internal Revenue Service will not contend that the aggregate value of such securities when taken together exceeds the 20% value limitation for taxable REIT subsidiaries.

         Securities, for the purposes of the asset tests may include debt we hold. However, debt we hold in an issuer will not be taken into account for purposes of the 10% value test unless the debt securities meet the straight debt safe harbor and either (i) the issuer is an individual, (ii) the only securities of the issuer that we hold are straight debt or (iii) if the issuer is a partnership, we hold at least a 20 percent profits interest in the partnership.

         With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our pro rata share of the value of the securities, including unsecured debt, of any such issuer does not exceed 5% of the total value of our assets and that we comply with the 10% voting securities limitation and 10% value limitation (taking into account the "straight debt" exceptions with respect to certain issuers). With respect to our compliance with each of these asset tests, however, we cannot provide any assurance that the Internal Revenue Service might not disagree with our determinations.

         After initially meeting the asset tests after the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the 25%, 20%, or 5% asset tests or the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the 25%, 20%, or 5% asset tests or the 10% value limitation results from an increase in the value of our assets after the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. Each time a unitholder other than us exercises its right to redeem units, our interest in Smith LP increases and we will be deemed to acquire securities held by Smith LP. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25%, 20%, or 5% asset tests or the 10% value limitation. We cannot ensure that these steps always will be successful or will not require a reduction in Smith LP's overall interest in the property service businesses. If we were to fail to cure the noncompliance with the asset tests within this 30 day period, we could fail to qualify as a REIT.

         ANNUAL DISTRIBUTION REQUIREMENTS. To qualify as a REIT, we generally must distribute dividends (other than capital gain dividends) to our shareholders in an amount at least equal to --

         1. the sum of (a) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain, and (b) 90% of our net income after tax, if any, from foreclosure property, MINUS

         2.       the sum of certain items of noncash income.

Distributions must generally be made during the taxable year to which they relate. Dividends may be paid in the following year in two circumstances. First, dividends may be declared in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment made after such declaration. Second, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100% of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be.

         We may elect to retain rather than distribute all or a portion of our net capital gains and pay the tax on the gains. In that case, we may elect to have our shareholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by us. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

         We believe that we have made, and intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that we, from time to time, may not have sufficient cash or other liquid assets to meet these requirements. In that event, we may cause Smith LP to arrange for short-term, or possibly long-term, borrowing to permit the payments of required dividends.

         Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

         RECORDKEEPING REQUIREMENTS. We are required to comply with applicable recordkeeping requirements. Failure to comply could result in monetary fines.

         FAILURE TO QUALIFY. If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be required and, if made, will not be deductible by us. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We cannot state whether in all circumstances we would be entitled to this statutory relief.

TAX ASPECTS OF OUR INVESTMENTS IN SMITH LP

         GENERAL. All of our investments are held through Smith LP. Smith LP holds a significant portion of its real estate properties through subsidiary partnerships and limited liability companies. This structure may involve special tax considerations. These tax considerations include the following:

         1. the allocations of income and expense items of Smith LP and those subsidiary partnerships and limited liability companies, which could affect the computation of our taxable income;

         2. the status of Smith LP and each applicable subsidiary partnership and limited liability companies as a partnership (as opposed to an association taxable as a corporation) for income tax purposes; and

         3. the taking of actions by Smith LP or any of the subsidiary partnerships or limited liability companies that could adversely affect our qualification as a REIT.

         We believe that Smith LP and each of the subsidiary partnerships and each of the limited liability companies that are not disregarded entities for federal income tax purposes will be treated for tax purposes as partnerships (and not as associations taxable as corporations). If Smith LP or any of the partnerships were to be treated as a corporation, it would be subject to an entity level tax on its income. In such a situation, the character of our assets and items of gross income would change, which could preclude us from satisfying the asset tests and possibly the income tests, and in turn prevent us from qualifying as a REIT.

         OWNERSHIP OF PARTNERSHIP INTERESTS BY A REIT. A REIT that is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership's income. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs. Thus, our proportionate share of the assets and items of income of the Smith LP and of each subsidiary partnership or limited liability company of Smith LP that is treated as a partnership for federal income tax purposes, is treated as our assets and items of income for purposes of applying the asset and income tests. We have control over Smith LP and substantially all of the subsidiaries of Smith LP that are treated as partnerships for federal income tax purposes and intend to operate them in a manner that is consistent with the requirements for our qualification as a REIT.

         TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES. Smith LP was formed by way of contributions of appreciated property, at the time of its formation. In addition, it has acquired a number of properties by contribution since that time. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution. This difference is referred to as a "book-tax difference."

         Smith LP's partnership agreement requires that all allocations of partnership income, gain and loss be made in a manner consistent with Section 704(c) of the Internal Revenue Code and the applicable regulations. Therefore, allocations will tend to eliminate the book-tax differences with respect to the contributed properties over the life of Smith LP. However, the allocation rules of Section 704(c) of the Internal Revenue Code may not always entirely eliminate the book-tax difference on an annual basis or with respect to a specific taxable transaction such as a sale. Consequently, the carryover basis of contributed properties in the hands of Smith LP could cause us to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to us if no property had a book-tax difference. Similarly, the carryover basis of contributed properties in the hands of Smith LP could cause us to be allocated taxable gain in the event of a sale of contributed properties in excess of the economic or book income allocated to us as a result of such sale.

TAX ASPECTS OF OUR INVESTMENTS IN THE PROPERTY SERVICE BUSINESSES

         A portion of the amounts used by Smith LP to fund distributions to partners, which in turn are used by us to fund distributions to holders of common stock, comes from the property service businesses. Such amounts are derived through payments on notes issued by the property service businesses and dividends from the property service businesses held by Smith LP. The property service businesses do not qualify as REITs and therefore pay federal, state and local income taxes on their net income at normal corporate rates. To the extent that they do so, the cash available for distribution to shareholders is reduced accordingly.

         Furthermore, a taxable REIT subsidiary election with respect to the property service businesses could lead to increased tax liabilities for two reasons. First, there are limits on the ability of a taxable REIT subsidiary to deduct interest payments made to an affiliated REIT. Accordingly, the property service businesses will be limited in their ability to deduct interest payments on notes issued to Smith LP after the effective date of a taxable REIT subsidiary election. Second, if a taxable REIT subsidiary pays an amount to a REIT that exceeds the amount that would be paid in an arm's length transaction, the REIT generally will be subject to an excise tax equal to 100% of the excess. This rule generally will apply to amounts paid to Smith LP by the property service businesses.

         Our ownership of the securities of the property service businesses currently is subject to certain asset tests. These tests restrict the ability of the property service businesses to increase the size of their respective businesses unless the value of the assets of Smith LP increase at a commensurate rate, see "Requirements for Qualification As a REIT - Asset Tests," above.

SALE OF THE PROPERTIES

                  Our share of any gain realized by the sale of any dealer property generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is dealer property is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. We believe that Smith LP and its partnership subsidiaries have held and intend to continue to hold the properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the properties and to make such occasional sales of the properties as are consistent with our investment objectives. Based upon such investment objectives, we believe that in general the properties should not be considered dealer property and that the amount of income from prohibited transactions, if any, will not be material.

TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS

         As used in the remainder of this discussion, the term "U.S. shareholder" means a beneficial owner of common stock that is for United States federal income tax purposes:

         1. a citizen or resident, as defined in Section 7701(b) of the Internal Revenue Code, of the United States;

         2. a corporation or partnership, or other entity treated as a corporation or partnership for federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

         3. an estate the income of which is subject to United States federal income taxation regardless of its source; or

         4. in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons.

         Generally, in the case of a partnership that holds our common stock, any partner that would be a U.S. shareholder if it held the common stock directly is also a U.S. shareholder. A "non-U.S. shareholder" is a holder, including any partner in a partnership that holds common stock, that is not a U.S. shareholder.

         DISTRIBUTIONS. As long as we qualify as a REIT, distributions made to our taxable U.S. shareholders out of current or accumulated earnings and profits, which are not designated as capital gain dividends, will be taken into account by them as ordinary income. Corporate shareholders will not be eligible for the dividends received deduction with respect to these distributions.

                  Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that the distributions do not exceed the adjusted basis of the shareholder's common stock. Rather, such distributions will reduce the adjusted basis of such common stock. To the extent that distributions exceed the adjusted basis of a U.S. shareholder's common stock, they will be taxable as capital gains, assuming the common stock is a capital asset in the hands of the U.S. shareholder. If we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend, and the shareholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

         We may elect to designate distributions of our net capital gain as "capital gain dividends." Capital gain dividends are taxed to U.S. shareholders as gain from the sale or exchange of a capital asset held for more than one year. This tax treatment applies regardless of the period the shareholders have held their stock. If we designate any portion of a dividend as a capital gain dividend, a U.S. shareholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the shareholder as capital gain. Corporate shareholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

         We may elect to require shareholders to include our undistributed net capital gains in their income. If we make such an election, U.S. shareholders
(i) will include in their income as long-term capital gains their proportionate share of such undistributed capital gains and (ii) will be deemed to have paid their proportionate share of the tax paid by us on such undistributed capital gains and thereby receive a credit or refund for such amount. A U.S. shareholder will increase the basis in its common shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. Our earnings and profits will be adjusted appropriately.

         We may classify portions of our designated capital gain dividend in the following categories:

         1. a 20% gain distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 20%; or

         2. an unrecaptured Section 1250 gain distribution, which would be taxable to taxable non-corporate U.S. shareholders at a maximum rate of 25%.

         We must determine the maximum amounts that we may designate as 20% and 25% capital gain dividends by performing the computation required by the Internal Revenue Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. Designations made by the REIT only will be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type.

         Distributions made by us and gain arising from the sale or exchange by a U.S. shareholder of common stock will not be treated as passive activity income, and as a result, U.S. shareholders generally will not be able to apply any "passive losses" against this income or gain. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations. A U.S. shareholder may elect to treat capital gain dividends and capital gains from the disposition of common shares as investment income for purposes of the investment interest limitation, in which case the applicable capital gains will be taxed at ordinary income rates. We will notify shareholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain. U.S. shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Our operating or capital losses would be carried over by us for potential offset against future income, subject to applicable limitations.

         SALE OF COMMON STOCK. Upon any taxable sale or other disposition of common stock, a U.S. shareholder will recognize gain or loss for federal income tax purposes on the disposition of common stock in an amount equal to the difference between

o the amount of cash and the fair market value of any property received on such disposition; and

o the U.S. shareholder's adjusted basis in such common stock for tax purposes.

         Gain or loss will be capital gain or loss if the common stock has been held by the U.S. shareholder as a capital asset. The applicable tax rate will depend on the shareholder's holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the shareholder's tax bracket. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate shareholders) to a portion of capital gain realized by a noncorporate shareholder on the sale of REIT shares that would correspond to the REIT's "unrecaptured Section 1250 gain." Shareholders are advised to consult with their own tax advisors with respect to their capital gain tax liability.

         In general, any loss upon a sale or exchange of securities by a U.S. shareholder who has held such securities for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, but only to the extent of distributions from us received by such U.S. shareholder that are required to be treated by such U.S. shareholder as long-term capital gains.

TAXATION OF TAX-EXEMPT SHAREHOLDERS

         Provided that a tax-exempt shareholder has not held its common stock as "debt financed property" within the meaning of the Internal Revenue Code, the dividend income from us will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt shareholder. Similarly, income from the sale of common stock will not constitute UBTI unless the tax-exempt shareholder has held its stock as debt financed property within the meaning of the Internal Revenue Code or has used the common shares in a trade or business. However, for a tax-exempt shareholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from federal income taxation under Internal Revenue Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, or a single parent title-holding corporation exempt under 501(c)(2) the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in us will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax exempt shareholders should consult their own tax advisors concerning these "set aside" and reserve requirements.

         Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" are treated as UBTI as to any trust which is described in
Section 401(a) of the Internal Revenue Code, is tax-exempt under Section 501(a) of the Internal Revenue Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as "pension trusts."

         A REIT is a "pension held REIT" if it meets the following two tests:


         1. it would not have qualified as a REIT but for the provisions of Section 856(h)(3) of the Internal Revenue Code, which provides that stock owned by pension trusts will be treated, for purposes of determining whether the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

         2. either (a) at least one pension trust holds more than 25% of the value of the interests in the REIT, or (b) a group of pension trusts each individually holding more than 10% of the value of the REIT's shares, collectively owns more than 50% of the value of the REIT's shares.

         The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held requirement" without relying on the "look through" exception with respect to pension trusts. Based on the current estimated ownership of our common and preferred stock and as a result of certain limitations on transfer and ownership of common and preferred stock contained in our charter, we do not expect to be classified as a "pension held REIT."

TAXATION OF NON-U.S. SHAREHOLDERS

         DISTRIBUTIONS. Distributions by us to a non-U.S. shareholder that are neither attributable to gain from sales or exchanges by us of "U.S. real property interests" nor designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions ordinarily will be subject to U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. shareholder of a U.S. trade or business. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. Dividends that are effectively connected with a trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. shareholders are taxed with respect to these dividends, and are generally not subject to withholding. Applicable certification and disclosure requirements must be satisfied to be exempt form withholding under the effectively connected income exception. Any dividends received by a corporate non-U.S. shareholder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate. We expect to withhold U.S. income tax at the rate of 30% on any dividend distributions, not designated as (or deemed to be) capital gain dividends, made to a non-U.S. shareholder unless:

         o a lower treaty rate applies and the non-U.S. shareholder files an Internal Revenue Service Form W-8BEN evidencing eligibility for that reduced rate is filed with us; or

         o    the non-U.S. shareholder files an Internal Revenue Service
              Form W-8ECI with us claiming that the distribution is effectively connected income.

         Distributions in excess of our current or accumulated earnings and profits that do not exceed the adjusted basis of the non-U.S. shareholder in its common stock will reduce the non-U.S. shareholder's adjusted basis in its common stock and will not be subject to U.S. federal income tax. Distributions in excess of current and accumulated earnings and profits that do exceed the adjusted basis of the non-U.S. shareholder in its common stock will be treated as gain from the sale of its common stock, the tax treatment of which is described below (See "Taxation of Non-U.S. Shareholders - Sale of Common Stock").

         We may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies or the non-U.S. shareholder is not liable for tax on the receipt of that distribution. However, a non-U.S. shareholder may seek a refund of these amounts from the Internal Revenue Service if the non-U.S. shareholder's U.S. tax liability with respect to the distribution is less than the amount withheld.

         Distributions to a non-U.S. shareholder that are designated by us at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless:

    o the investment in the common stock is effectively connected with the non-U.S. shareholder's trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to any gain, except that a shareholder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above, or

    o the non-U.S. shareholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a "tax home" in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

         We will be required to withhold and remit to the Internal Revenue Service 35% of any distributions to foreign shareholders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend. Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non-U.S. shareholder's United States federal income tax liability.

         Although the law is not clear on the matter, it appears that amounts we designate as undistributed capital gains in respect of the common stock held by U.S. shareholders generally should be treated with respect to non-U.S. shareholders in the same manner as actual distributions by us of capital gain dividends. Under that approach, the non-U.S. shareholders would be able to offset as a credit against their United States federal income tax liability resulting therefrom their proportionate share of the tax paid by us on the undistributed capital gains, and to receive from the Internal Revenue Service a refund to the extent their proportionate share of this tax paid by us were to exceed their actual United States federal income tax liability.

         Under the Foreign Investment in Real Property Tax Act, which is referred to as "FIRPTA," distributions to a non-U.S. shareholder that are attributable to gain from sales or exchanges by us of U.S. real property interests, whether or not designated as a capital gain dividend, will cause the non-U.S. shareholder to be treated as recognizing gain that is income effectively connected with a U.S. trade or business. Non-U.S. shareholders will be taxed on this gain at the same rates applicable to U.S. shareholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% branch profits tax in the hands of a non-U.S. shareholder that is a corporation.

         SALE OF COMMON STOCK. Gain recognized by a non-U.S. shareholder upon the sale or exchange of our common stock generally would not be subject to United States taxation unless:

    o the investment in our common stock is effectively connected with the non-U.S. shareholder's U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as domestic shareholders with respect to any gain;

    o the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's net capital gains for the taxable year; or

    o our common stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.

         Our common stock will not constitute a United States real property interest if we are a domestically-controlled REIT. We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by non-U.S. shareholders.

         We believe that, currently, we are a domestically controlled REIT and, therefore, that the sale of our common stock would not be subject to taxation under FIRPTA. Because our common stock is publicly traded, however, we cannot guarantee that we are or will continue to be a domestically-controlled REIT.

         Even if we do not qualify as a domestically-controlled REIT at the time a non-U.S. shareholder sells our common stock, gain arising from the sale still would not be subject to FIRPTA tax if:

    o the class or series of shares sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the NYSE; and

    o the selling non-U.S. shareholder owned, actually or constructively, 5% or less in value of the outstanding class or series of stock being sold throughout the five-year period ending on the date of the sale or exchange.

         If gain on the sale or exchange of our common stock were subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. shareholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

         U.S. SHAREHOLDERS. In general, information-reporting requirements will apply to payments of dividends on common stock and payments of the proceeds of the sale of common stock to some U.S. shareholders, unless an exception applies.

         The payor will be required to withhold tax on such payments at the rate of 31% if (i) the payee fails to furnish a taxpayer identification number, or TIN, to the payer or to establish an exemption from backup withholding, or (ii) the Internal Revenue Service notifies the payor that the TIN furnished by the payee is incorrect.

         In addition, a payor of the dividends of the common stock will be required to withhold tax at a rate of 31% if (i) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Internal Revenue Code, or (ii) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Internal Revenue Code.

         Some shareholders, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder's United States federal income tax and may entitle the shareholder to a refund, provided that the required information is furnished to the Internal Revenue Service.

         NON-U.S. SHAREHOLDERS. Generally, information reporting will apply to payments of dividends on common stock, and backup withholding described above for a U.S. shareholder will apply, unless the payee certifies that it is not a U.S. person or otherwise qualifies for an exemption.

         The payment of the proceeds from the disposition of common stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding as described above for U.S. shareholders unless the non-U.S. shareholder satisfies the requirements necessary to be an exempt non-U.S. shareholder or otherwise qualifies for an exemption. The proceeds of a disposition by a non-U.S. shareholder of common stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if partners who hold more than 50% of the interest in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the U.S., then information reporting and backup withholding will apply as though the payment was made through a U.S. office of a U.S. or foreign broker.

         Applicable Treasury regulations provide presumptions regarding the status of shareholders when payments to the shareholders cannot be reliably associated with appropriate documentation provided to the payer. Under these Treasury regulations, some shareholders are required to have provided new certifications with respect to payments made after December 31, 2000. Because the application of these Treasury regulations varies depending on the shareholder's particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.

STATE AND LOCAL TAXES; DISTRICT OF COLUMBIA UNINCORPORATED BUSINESS TAX

         Our company and our shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside. Our state and local tax treatment and that of our shareholders may not conform to the federal income tax treatment discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in common stock.

         In this regard, the District of Columbia imposes an unincorporated business income tax, at an effective rate of 9.975% on the "District of Columbia taxable income" of partnerships doing business in the District of Columbia. Because some of our properties are located in the District of Columbia, the partnership owning these properties will be subject to this tax. In effect, our share of the "District of Columbia taxable income" attributable to properties located in the District of Columbia will be subject to this tax. Smith LP and its subsidiary partnerships will attempt to reduce the amount of income that is considered "District of Columbia taxable income." However, it is likely that some portion of the income attributable to properties located in the District of Columbia will be subject to the District of Columbia tax. To the extent Smith LP or a subsidiary partnership is required to pay this tax, the cash available for distribution to us and, therefore, to our shareholders as dividends will be reduced. Moreover, our shareholders will not receive a credit against their own state income tax liability for their share of any District of Columbia unincorporated business income tax paid by Smith LP or a subsidiary partnership. This tax would not apply if we were to own and operate our assets directly, rather than through Smith LP. However, our ability to eliminate Smith LP and thus own its assets directly is severely limited.

                              PLAN OF DISTRIBUTION

         Any of the selling shareholders may from time to time, in one or more transactions, sell all or a portion of the offered shares on the New York Stock Exchange, in the over-the-counter market, on any other national securities exchange on which the common stock is listed or traded, in negotiated transactions, in underwritten transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the offered shares from time to time will be determined by the selling shareholders and, at the time of such determination, may be higher or lower than the market price of the common stock on the New York Stock Exchange. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from a selling shareholder or from purchasers of the offered shares for whom they may act as agents, and underwriters may sell the offered shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The offered shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The methods by which the offered shares may be sold include:

         o a block trade in which a broker-dealer will attempt to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         o an exchange distribution in accordance with the rules of the New York Stock Exchange;

         o    privately negotiated transactions; and

         o    underwritten transactions.

         The selling shareholders and any underwriters, dealers or agents participating in the distribution of the offered shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the offered shares by the selling shareholders and any commissions received by an such broker-dealers may be deemed to be underwriting commissions under the Securities Act.

         When a selling shareholder elects to make a particular offer of the offered shares, this prospectus and a prospectus supplement, if required, will be distributed which will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from such selling shareholder and any other required information.

         In order to comply with the securities laws of certain states, if applicable, the offered shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the offered shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

         We have agreed to pay all costs and expenses incurred in connection with the registration under the Securities Act of the offered shares, including, without limitation, all registration and filing fees, printing expenses and fees and disbursements of our counsel and accountants. The selling shareholders will pay any brokerage fees and commissions, fees and disbursements of legal counsel for the selling shareholders and stock transfer and other taxes attributable to the sale of the offered shares. Under agreements that may be entered into by us, underwriters, dealers and agents who participate in the distribution of the offered shares, and their respective directors, trustees, officers, partners, agents, employees and affiliates, may be entitled to indemnification by us against specified liabilities, including liabilities, losses, claims, damages and expenses and any actions or proceedings arising under the securities laws in connection with this offering, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. We also have agreed to indemnify each of the selling shareholders and each person who controls (within the meaning of the Securities Act) such selling shareholder, and their respective directors, trustees, officers, partners, agents, employees and affiliates, against specified losses, claims, damages, liabilities and expenses and any actions or proceedings arising under the securities laws in connection with this offering. Each of the selling shareholders has agreed to indemnify us, each person who controls us (within the meaning of the Securities Act), underwriters, dealers and agents, and each of our and their directors, trustees, officers, partners, agents, employees and affiliates, against specified losses, claims, damages, liabilities and expenses arising and any actions or proceedings under the securities laws in connection with this offering with respect to written information furnished to us by such selling shareholder; provided, however, that the indemnification obligation is several, not joint, as to each selling shareholder.

                       WHERE YOU CAN FIND MORE INFORMATION

         This prospectus does not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that such agreement or document be filed as an exhibit to the registration statement, please see such agreement or document for a complete description of these matters. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of each document.

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC, including the registration statement, at the following SEC public reference rooms:

         450 Fifth Street. N.W.             7 World Trade Center                    500 West Madison Street
         Room 1024                          Suite 1300                              Suite 1400
         Washington, D.C. 20549             New York, New York 10048                Chicago, Illinois 60661

         Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

         Our SEC filings can also be read at the following address:

         New York Stock Exchange
         20 Broad Street
         New York, New York 10005

         Our SEC filings are also available to the public on the SEC's Web Site at http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion of this offering.

         1. Registration Statement on Form 8-A filed on August 16, 1994 registering our common stock under Section 12(b) of the Exchange Act.

         2. Registration Statement on Form 8-A filed on December 9, 1998 registering our rights under Section 12(b) of the Exchange Act.

         3.  Annual Report on Form 10-K for the year ended December 31, 2000.

         4. Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 (as amended by our Form 10-Q/A filed on June 22, 2001).

         5. Current Reports on Form 8-K dated January 5, 2000 (as amended by our Form 8-K/A filed on January 24, 2000 and our Form 8-K/A filed on March 2, 2000), November 9, 2000, May 9, 2001, June 19, 2001 and
             June 25, 2001 (as amended by our Form 8-K/A filed on June 26,
             2001).

         You may request a copy of these filings (other than exhibits and schedules to such filings, unless such exhibits or schedules are specifically incorporated by reference into this prospectus), at no cost, by writing or calling us at the following address:

                   Charles E. Smith Residential Realty, Inc.
                   2345 Crystal Drive
                   Arlington, Virginia  22202
                   Attention:  Mr. Gregory Samay, Vice President and Treasurer
                   Phone: (703) 769-1000

         You should rely on the information incorporated by reference or provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of the common stock in any state where the offer is not permitted.

                                     EXPERTS

         The audited financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2000 and the audited financial statements included in the Form 8-Ks incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said reports.

                                  LEGAL MATTERS

         In connection with this prospectus, Hogan & Hartson L.L.P. has provided its opinion as to the validity of the issuance of the common stock offered by this prospectus and the discussion of tax matters in this prospectus.

================================================================================

YOU SHOULD RELY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS. WE HAVE AUTHORIZED NO ONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THE COMMON STOCK IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS DOCUMENT.






                   TABLE OF CONTENTS

                                                 PAGE
                                                 ----
PROSPECTUS SUMMARY...............................   1
RISK FACTORS.....................................   4
DESCRIPTION OF CAPITAL STOCK.....................   9
REGISTRATION RIGHTS..............................  14
SELLING SHAREHOLDERS.............................  14
FEDERAL INCOME TAX CONSIDERATIONS................  16
PLAN OF DISTRIBUTION.............................  32
WHERE YOU CAN FIND MORE INFORMATION..............  33
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..  33
EXPERTS..........................................  34
LEGAL MATTERS....................................  34





                             [CHARLES E. SMITH LOGO]




                                 355,569 SHARES




                                CHARLES E. SMITH
                            RESIDENTIAL REALTY, INC.




                                  COMMON STOCK







                                   PROSPECTUS











                                 AUGUST __, 2001

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth those expenses for distribution to be incurred in connection with the issuance and distribution of the securities being registered.

Registration Fee..........................................................................         $ 3,914
Printing and Duplicating Expenses.........................................................           1,000
Legal Fees and Expenses...................................................................          30,000
Accounting Fees and Expenses..............................................................          10,000
Blue Sky Fees and Expenses................................................................           5,000
Miscellaneous.............................................................................           1,000
                                                                                                ----------
Total.....................................................................................         $50,914
                                                                                                ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our officers and directors are and will be indemnified under Maryland law, our charter, and our partnership agreement of Smith L.P. against certain liabilities. Our charter requires us to indemnify our directors and officers to the fullest extent permitted from time to time by the laws of Maryland. Our charter also provides that, to the fullest extent permitted under Maryland law, our directors and officers will not be liable to us and our shareholders for money damages.

         Section 2-418 of the Maryland General Corporation Law generally permits indemnification of any director made a party to any proceedings by reason of service as a director unless it is established that (i) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or
(ii) such person actually received an improper personal benefit in money property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director in connection with the proceeding; but, if the proceeding is one by or in the right of the corporation, indemnification is not permitted with respect to any proceeding in which the director has been adjudged to be liable to the corporation, or if the proceeding is one charging improper personal benefit to the director, whether or not involving action in the director's official capacity, indemnification of the director is not permitted if the director was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or any entry of an order of probation prior to judgment, creates a rebuttable presumption that the director did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director failed to meet the requisite standard of conduct for permitted indemnification.

         The partnership agreement also provides for indemnification of us, or any of our directors or officers, in our capacity as general partner of Smith L.P., from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees), fines, settlements and other amounts incurred in connection with any actions relating to the operations of Smith L.P. as set forth in the partnership agreement.

ITEM 16. EXHIBITS

          3.1a    Our Amended and Restated Articles of Incorporation
          3.2b    Articles Supplementary relating to Series A
                  Cumulative Convertible Redeemable Preferred Stock
          3.3c    Articles Supplementary relating to Series B
                  Cumulative Convertible Redeemable Preferred Stock
          3.4c    Certificate of Correction relating to Series B Cumulative
                  Convertible Redeemable Preferred Stock
          3.5d    Articles Supplementary relating to Series C Cumulative
                  Redeemable Preferred Stock 3.6e Certificate of Correction
                  relating to Series C Cumulative Redeemable Preferred
                  Stock 3.7f Articles Supplementary relating to Series D Junior
                  Participating Preferred Stock 3.8g Articles Supplementary
                  relating to Series E, F and G Cumulative Convertible
                  Redeemable Preferred Stock
          3.9h    Articles Supplementary relating to Series H
                  Cumulative Convertible Redeemable Preferred Stock


          3.10i   Our Amended and Restated Bylaws
          4.1j    First Amended and Restated Agreement of Limited Partnership of
                  Smith L.P., as amended
          4.2j    Certificate of Limited Partnership of Smith L.P.
          4.3k    Rights Agreement
          5.1l    Opinion of Hogan & Hartson L.L.P. regarding legality of the
                  Common Stock
          8.1m    Opinion of Hogan & Hartson L.L.P. regarding certain tax
                  matters
         23.1     Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
         23.2     Consent of Hogan & Hartson L.L.P. (included in Exhibit 8.1)
         23.3     Consent of Arthur Andersen LLP
         24       Power of Attorney (included on signature page (II-4))


-------------------
a Incorporated by reference to Exhibit 3.1 to our registration statement on Form S-11 (File No. 33-75288).
b Incorporated by reference to Exhibit 3.1 to our quarterly report on Form 10-Q for the quarter ended June 30, 1997 (File No. 1-13174).
c Incorporated by reference to Exhibit 4.1 to our current report on Form 8-K dated October 3, 1997 (File No. 1-13174).
d Incorporated by reference to Exhibit 3.5 to our registration statement on Form S-3 (File No. 333-17053).
e Incorporated by reference to Exhibit 3.6 to our registration statement on Form S-3 (File No. 333-17053).
f Incorporated by reference to Exhibit 99.1 to our current report on Form 8-K dated December 2, 1998 (File No. 1-13174).
g Incorporated by reference to Exhibits 99.1, 99.2 and 99.3, respectively, to our quarterly report on Form 10-Q for the quarter ended June 30, 1999 (File No. 1-13174).
h Incorporated by reference to Exhibit 99.1 to our quarterly report on Form 10-Q for the quarter ended September 30, 1999 (File No. 1-13174).
i Incorporated by reference to Exhibit 3.2 to our registration statement on Form S-3 (File No. 33-93986).
j Incorporated by reference to the same titled and numbered exhibit to our Annual Report on Form 10-K for the year ended December 31, 1994 (File No. 1-13174).
k Incorporated by reference to Exhibit 99.1 to our current report on Form 8-K dated December 2, 1998 (File No. 1-13174).
l Incorporated by reference to Incorporated by reference to Exhibit 5.1 to our registration statement on Form S-3 (File No. 333-57858).
m Incorporated by reference to Exhibit 8.1 to our registration statement on Form S-3 (File No. 333-57858).

ITEM 17.      UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial BONA FIDE offering thereof. The undersigned Registrant hereby further undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise (other than insurance), the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the county of Arlington, Commonwealth of Virginia, on August 29, 2001.

                                      CHARLES E. SMITH RESIDENTIAL REALTY, INC.



                                      By:  /s/  W. D. MINAMI
                                           ------------------------------------
                                           Name:  W. D. Minami
                                           Title: President

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of W. D. Minami and Robert D. Zimet, or either one of them, as true and lawful attorney-in-fact, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all instruments for him and in his name in the capacities indicated below, which said attorney-in-fact may deem necessary or advisable to enable said co-registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Exchange Act of 1933, including specifically, but without limitation, any and all amendments (including post-effective amendments) hereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission; and each hereby ratifies and confirms all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                  NAME                             TITLE                                            DATE
                  ----                             -----                                            ----
/s/  ROBERT H. SMITH                             Chairman of the Board and Director             August 29, 2001
------------------------------------------
Robert H. Smith


/s/  WESLEY D. MINAMI                            President                                      August 29, 2001
------------------------------------------
Wesley D. Minami


/s/  STEVEN E. GULLEY                            Controller, Chief Accounting Officer and       August 29, 2001
------------------------------------------       Acting Chief Financial Officer
Steven E. Gulley


/s/  ERNEST A. GERARDI, JR.                      Director                                       August 29, 2001
--------------------------------------------
Ernest A. Gerardi, Jr.


/s/  CHARLES B. GILL                             Director                                       August 29, 2001
------------------------------------------
Charles B. Gill



/s/  ROGER J. KILEY, JR.                         Director                                       August 29, 2001
------------------------------------------
Roger J. Kiley, Jr.


/s/  ROBERT P. KOGOD                             Director                                       August 29, 2001
------------------------------------------
Robert P. Kogod


/s/  R. MICHAEL MCCULLOUGH                       Director                                       August 29, 2001
------------------------------------------
R. Michael McCullough


/s/  KAREN HASTIE WILLIAMS                       Director                                       August 29, 2001
------------------------------------------
Karen Hastie Williams



                                  EXHIBIT INDEX

EXHIBIT                                                                                          SEQUENTIALLY
NUMBER            EXHIBIT DESCRIPTION                                                            NUMBERED PAGE
-------           -------------------                                                            -------------
         3.1a     Our Amended and Restated Articles of Incorporation.............................
         3.2b     Articles Supplementary relating to Series A Cumulative
                  Convertible Redeemable Preferred Stock.........................................
         3.3c     Articles Supplementary relating to Series B Cumulative
                  Convertible Redeemable Preferred Stock.........................................
         3.4c     Certificate of Correction relating to Series B Cumulative
                  Convertible Redeemable Preferred Stock.........................................
         3.5d     Articles Supplementary relating to Series C Cumulative
                  Redeemable Preferred Stock.....................................................
         3.6e     Certificate of Correction relating to Series C Cumulative
                  Redeemable Preferred Stock.....................................................
         3.7f     Articles Supplementary relating to Series D Junior
                  Participating Preferred Stock..................................................
         3.8g     Articles Supplementary relating to Series E, F and G
                  Cumulative Convertible Redeemable Preferred Stock..............................
         3.9h     Articles Supplementary relating to Series H
                  Cumulative Convertible Redeemable Preferred Stock..............................
         3.10i    Our Amended and Restated Bylaws................................................
         4.1j     First Amended and Restated Agreement of Limited Partnership of
                  Smith L.P., as amended.........................................................
         4.2j     Certificate of Limited Partnership of Smith L.P................................
         4.3k     Rights Agreement...............................................................
         5.1l     Opinion of Hogan & Hartson L.L.P. regarding legality of the Common Stock.......
         8.1m     Opinion of Hogan & Hartson L.L.P. regarding certain tax matters................
        23.1      Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)....................
        23.2      Consent of Hogan & Hartson L.L.P. (included in Exhibit 8.1)....................
        23.3      Consent of Arthur Andersen LLP.................................................
         24       Power of Attorney (included on signature page (II-4))


--------------------
a Incorporated by reference to Exhibit 3.1 to our registration statement on Form S-11 (File No. 33-75288).
b Incorporated by reference to Exhibit 3.1 to our quarterly report on Form 10-Q for the quarter ended June 30, 1997 (File No. 1-13174).
c Incorporated by reference to Exhibit 4.1 to our current report on Form 8-K dated October 3, 1997 (File No. 1-13174).
d Incorporated by reference to Exhibit 3.5 to our registration statement on Form S-3 (File No. 333-17053).
e Incorporated by reference to Exhibit 3.6 to our registration statement on Form S-3 (File No. 333-17053).
f Incorporated by reference to Exhibit 99.1 to our current report on Form 8-K dated December 2, 1998 (File No. 1-13174).
g Incorporated by reference to Exhibits 99.1, 99.2 and 99.3, respectively, to our quarterly report on Form 10-Q for the quarter ended June 30, 1999 (File No. 1-13174).
h Incorporated by reference to Exhibit 99.1 to our quarterly report on Form 10-Q for the quarter ended September 30, 1999 (File No. 1-13174).
i Incorporated by reference to Exhibit 3.2 to our registration statement on Form S-3 (File No. 33-93986).
j Incorporated by reference to the same titled and numbered exhibit to our Annual Report on Form 10-K for the year ended December 31, 1994 (File No. 1-13174).
k Incorporated by reference to Exhibit 99.1 to our current report on Form 8-K dated December 2, 1998 (File No. 1-13174).
l Incorporated by reference to Exhibit 5.1 to our registration statement on Form S-3 (File No. 333-57858).
m Incorporated by reference to Exhibit 8.1 to our registration statement on Form S-3 (File No. 333-57858).